Sub-Item 77O
                                                         Rule 10f-3 Transactions




                       THE DREYFUS/LAUREL FUNDS, INC. -
                   DREYFUS PREMIER LIMITED TERM INCOME FUND

On September 27, 2004, The Dreyfus/Laurel Funds, Inc. - Dreyfus Premier Limited Term Income Fund (the "Fund") purchased $139,797.00, par value of 140,000 in RPM International, Inc. securities - Rated BAA3/BBB - CUSIP # 749685AN3 from Goldman Sachs & Co. ("Goldman Sachs"), a member of the underwriting syndicate offering the securities, from their own account. Mellon Financial Markets, LLC, an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transaction. Goldman Sachs received an underwriting spread of 0.13 of 1% per security. No other member received any economic benefit. The following is a list of the syndicate's primary members:

                                       Goldman Sachs & Co
                                       Key Capital Corp
                                       Natcity Investments
                                       Wachovia Securities Inc
                                       BNY Capital Markets
                                       Fifth Third Securities Inc
                                       Mellon Financial Markets LLC
                                       Mizuho Securities USA Inc
                                       Piper Jaffray & Co


Accompanying this statement are materials presented to the Board of Directors of The Dreyfus/Laurel Funds, Inc., which ratified the purchase as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on March 30, 2005.